Exhibit 99.1

Joint Filing Agreement

In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with each other as reporting persons of a statement on Schedule 13G/A (including amendments thereto) with respect to the common stock, par value $0.025 per share, of Sun American Bancorp, a Delaware corporation, and that this Agreement may be included as an Exhibit to such joint filing.  The Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of the 4th day of May 2009.

By:	MARTIN STEIN
Martin Stein

By:	EDITH STEIN
Edith Stein